EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Jessica Lindl	Stacie Bosinoff
Senior VP Marketing and Inside Sales	The Blue Shirt Group
Scientific Learning Corporation	(415) 217-5868
(510) 625-6784	investorrelations@scilearn.com
jlindl@scilearn.com

SCIENTIFIC LEARNING ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Oakland, Calif. — Aug. 14, 2012 — Scientific Learning Corp. (NASDAQ:SCIL) today announces the appointment of Rodman W. Moorhead III to its board of directors.

Moorhead previously served on Scientific Learning’s board of directors from June 1998 to May 2011.  In his previous tenure, he served as Lead Director and Chair of the Compensation Committee. In returning he will resume his role as Chair of the Compensation Committee and serve as a member of the board’s audit committee as well. A former managing director at Warburg Pincus, a global private equity firm, Moorhead’s distinguished career includes director and trustee positions for a wide variety of corporations such as Coventry Health Care and nonprofits including the Jackson Hole Land Trust. Moorhead holds a B.A. in economics from Harvard University, and an M.B.A. from Harvard Business School. He is also a member of Harvard’s Medical School Board of Fellows.

He replaces director Dino Rossi who is stepping down due to increased professional demands in his role as CEO of Balchem Corporation.

About Scientific Learning Corp.

We accelerate learning by applying proven research on how the brain learns. Scientific Learning’s results are demonstrated in over 250 research studies and protected by over 55 patents. Learners can realize achievement gains of up to two years in as little as three months and maintain an accelerated rate of learning even after the programs end.

Today, learners have used over 3 million Scientific Learning software products. We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit www.scientificlearning.com or call toll-free 888-810-0250.

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